Perspective Therapeutics Provides Recent Business Highlights and
Reports 1Q 2025 Results

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First of several clinical updates through mid-2026 accepted for presentation at the 2025 American Society of Clinical Oncology Annual Meeting, with recruitment progressing for all three of our clinical stage potential new medicines based on our next generation targeted radiopharmaceutical technology platform
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Enrollment ongoing for VMT-α-NET, a next generation SSTR2-targeting potential new medicine, with 40 patients enrolled through end of April 2025 in Cohort 2 of the Phase 1/2a trial in neuroendocrine tumors
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Enrollment ongoing for VMT01, a first-in-class MC1R targeting potential new medicine, with first patient treated at a new monotherapy dose level in April 2025, following the first patient treated in combination with the PD-1 inhibitor nivolumab in March 2025
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Achieved first-in-human dosing of PSV359, which targets FAP-α, associated with multiple highly prevalent solid tumors with patients in need of additional treatment options
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Advancing our U.S. manufacturing capabilities to enable the delivery of finished product to meet the growing clinical trial and future commercial demands across major U.S. cancer centers
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Cash, cash equivalents and short-term investments of approximately $212M as of March 31, 2025 expected to be sufficient to fund current planned clinical milestones and operational investments into late 2026

SEATTLE – May 12, 2025 – Perspective Therapeutics, Inc. (“Perspective,” the “Company,” “we,” “us,” and “our”) (NYSE AMERICAN: CATX), a radiopharmaceutical company that is pioneering advanced treatments for cancers throughout the body, today provided a business update and announced results for the quarter ended March 31, 2025.

“We are demonstrating our commitment to bringing novel new medicines to patients through continued patient recruitment into our trials and expansion of U.S. based manufacturing capabilities,” said Thijs Spoor, Perspective's CEO. “I am proud of how the entire company has worked together to support cancer patients facing limited treatment options in their disease journey, and who might benefit from one of our three clinical-stage, proprietary potential new medicines based on our next generation targeted radiopharmaceutical technology platform. We remain on track to provide updates on more clinical and operational progress through mid-2026 and beyond.”

Program Highlights

VMT-α-NET

Company-sponsored Phase 1/2a trial of [212Pb]VMT-α-NET

We are conducting a multi-center open-label dose finding, dose expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic somatostatin receptor type 2 (SSTR2)-positive neuroendocrine tumors (NETs) who have not received prior radiopharmaceutical therapies (RPT). We received Fast Track Designation for this program from the U.S. Food and Drug Administration (FDA) based on preclinical data in SSTR2-positive NETs regardless of prior treatment response.

Following the initial dosing of two patients in Cohort 1 at 2.5 mCi per dose, regardless of body weight, in late 2023 and subsequent review for dose-limiting toxicity (DLT) during the safety observation period, the Safety Monitoring Committee (SMC) recommended that the study move to Cohort 2 at 5.0 mCi regardless of body weight.

In early 2024, Cohort 2 opened for enrollment and commenced dosing of seven patients. As stated in our August 12, 2024 business update for 2Q 2024, the observation period was completed for DLT in those seven patients. With no DLTs observed and minimal toxicity overall, the SMC recommended escalating further. The SMC also recommended enrolling additional patients at 5 mCi to better understand efficacy and safety.

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Based on FDA interactions prior to the initiation of patient dosing in this study in late 2023, the decision to dose patients in the next cohort will follow consultation and alignment with the FDA. FDA interactions are ongoing with regard to the initiation of the next dosing cohort. Following alignment, we will communicate to stakeholders regarding how the study will move forward.

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Cohort 2 reopened for enrollment in August 2024 per SMC recommendation. As previously disclosed in our March 26, 2025 business update, through February 28, 2025, an incremental 23 patients have been dosed. In total, 30 patients had begun treatment in Cohort 2 through February 28, 2025.

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In March and April 2025, an incremental 10 patients were dosed. Thus, a total of 40 patients have begun treatment in Cohort 2 as of April 30, 2025. More patients are undergoing evaluation for whether they meet the entry criteria to enroll into the study.

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As of April 30, 2025, patients who began treatment prior to the reopening of the cohort and still on study would have had the opportunity to receive at least seven scans (48 weeks after first treatment). None of the 33 patients who received treatment after the cohort reopened in August 2024 would have had the opportunity for at least 32 weeks of follow-up after their initial doses, sufficient time to receive at least one scan after their full treatment, if they receive all four doses of treatment per protocol.

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As disclosed in a press release issued on April 23, 2025, data on [212Pb]VMT-α-NET have been accepted for an oral presentation at the 2025 American Society of Clinical Oncology (ASCO) Annual Meeting taking place May 30 to June 3 in Chicago. The presentation is scheduled for May 30, 2025 at 4:09pm CT.

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Additionally, we plan to submit to scientific congresses relevant updates on patients dosed to date who have had the opportunity to receive at least one scan after their full treatment, for presentation in the second half of 2025.

Results with a data cut-off date of January 10, 2025 from the first nine patients enrolled in Cohorts 1 and 2 of the study were most recently presented as a poster at the ASCO Gastrointestinal Cancers Symposium (ASCO-GI) in January 2025.

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Safety findings: As of the data cut-off date of January 10, 2025, no DLTs, grade 4 or 5 treatment emergent adverse events (TEAEs) or serious adverse events (SAEs) had been reported since the start of the study. No new grade 3 adverse events (AEs) had been observed aside from the two events that were previously reported. No decline in renal function was observed. Hematologic AEs such as decreased lymphocyte count and anemia were all grades 1 and 2. No treatment discontinuations due to AEs had occurred.

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Anti-tumor activity: As of the data cut-off date of January 10, 2025, there was one confirmed response and two unconfirmed responses pending confirmation as defined by RECIST v1.1 in Cohort 2. All three of these patients were in Cohort 2, out of a total of seven patients. Including the two patients enrolled in Cohort 1 (who received a lower administered dose of VMT-α-NET of 2.5 mCi), eight of nine patients remained on study and were without progressive disease. One patient was deemed to have progressive disease after one dose under RECIST v1.1 due to unambiguous progression of non-target lesions.

VMT01

VMT01 is a MC1R-targeted RPT that can be radiolabeled with either 203Pb for patient selection and dosimetry assessments, or 212Pb for alpha particle therapy.

We are conducting a multi-center, open-label dose finding, dose expansion study (clinicaltrials.gov identifier NCT05655312) in previously treated patients with histologically confirmed melanoma and MC1R-positive imaging scans.

Following the initial dosing of two patients in Cohort 1 at 3.0 mCi per dose, regardless of body weight, in late 2023 and subsequent review for DLT during the safety observation period, the SMC recommended that the study move to Cohort 2 at 5.0 mCi regardless of body weight. In early 2024, Cohort 2 opened for enrollment and commenced dosing.

The SMC reviewed findings from both cohorts of the study and recommended exploring a lower dose level of 1.5 mCi per dose, both as monotherapy and in combination with the anti-PD-1 antibody nivolumab. The SMC's recommendation allows for the monotherapy and combination cohorts to proceed concurrently.

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The first patients in the combination and monotherapy cohorts received their first treatments in March and April 2025, respectively. As of April 30, 2025, a total of four patients received their initial monotherapy treatments. Both cohorts remain open for recruitment.

We plan to submit to scientific congresses data on each cohort after all patients in the cohort have had the opportunity for at least 24 weeks of follow-up after their initial doses, sufficient time to receive at least one scan after their full treatment (up to three doses every eight weeks), if they receive all three doses of treatment per protocol.

Initial results as of a data cut-off date of September 4, 2024 were presented at the 21st International Congress of the Society for Melanoma Research (SMR) in October 2024, based on patients treated with 3.0 mCi of [212Pb]VMT01 (Cohort 1) and 5.0 mCi of [212Pb]VMT01 (Cohort 2).

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Safety findings: As of the data cut-off date of September 4, 2024, no DLTs were observed among any patients, and no adverse events led to treatment discontinuation. TEAEs were mostly Grades 1 and 2. None of the four cases of grade 3 TEAEs were deemed to be treatment related as per investigator assessment. There were no grade 4 or 5 TEAEs. No renal toxicities had been reported (there were no clinically significant changes in blood urea nitrogen or serum creatinine).

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Anti-tumor activity: As of the data cut-off date of September 4, 2024, all patients in Cohort 1 had completed three treatments per protocol, with one patient experiencing an unconfirmed RECIST version 1.1 objective response after completion of treatment, and two patients experiencing stable disease at 9 and 11 months from the start of treatment, respectively. In Cohort 2, patients progressed after either the first cycle (three patients) or the second cycle (four patients). These findings are consistent with published and ongoing preclinical studies showing immunostimulatory effects at lower radiation doses.

On April 23, 2025 we disclosed that data on [212Pb]VMT01 have been accepted as a poster presentation at the 2025 ASCO Annual Meeting taking place May 30 to June 3 in Chicago. The poster session is scheduled for June 2, 2025 at 1:30 PM-4:30 PM CT.

PSV359

We designed PSV359 to target and deliver 212Pb to tumor sites expressing fibroblast activation protein-α, or FAP-α, associated with multiple highly prevalent solid tumors, with patients in need of additional treatment options. The targeting moiety may also be radiolabeled with 203Pb or 68Ga (known as PSV377) to detect FAP-α expression in individual patients. Preclinical imaging and therapy as well as human imaging results suggest our proprietary targeting ligand has improved levels of target engagement and uptake in tumors, as well as reduced retention in healthy tissues, which may result in a desirable therapeutic index.

We disclosed in a press release issued on April 29, 2025, that the first patient has been treated with [212Pb]PSV359. Activation activities are underway for additional sites.

Adding to the clinical pipeline

Our discovery team is preparing multiple additional novel constructs for potential first-in-human imaging as a de-risking step for potential therapeutic benefit. If and when those constructs meet our criteria for further development, we plan to proceed with pre-IND filing activities.

Other Business Highlights

Delivering ready-to-administer radiopharmaceuticals for clinical trial and commercial operations: To support our current clinical activities and prepare for future commercial operations, we continue to make progress in establishing a regional network of drug-product finishing facilities. These facilities may utilize both 203Pb and 212Pb isotopes. 203Pb is sourced from third-party cyclotron production sites while 212Pb is produced in-house at our regional facilities using our proprietary generator technology. Both isotopes are used to manufacture ready-to-administer radiopharmaceuticals through off-the-shelf radiosynthesis modules. The finished drug product is then delivered to hospitals or treatment sites.

We currently have two U.S. manufacturing sites capable of supporting ongoing clinical trials, and we are building out three additional U.S. sites to support growing clinical trial and future commercial demands. We currently source much of the raw materials that are used to produce our potential new medicines in the U.S. Some equipment and other materials that will be used at our manufacturing sites is sourced from outside the U.S. Based on our initial analysis of recently announced tariffs, we do not expect to experience any material incremental tariff-related cost impacts in 2025. We will continue to monitor and evaluate potential impacts of new tariffs and their implementation dates as this situation further evolves.

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We are working towards expanding capacity in our second manufacturing facility in Somerset, New Jersey, following the commencement of shipping of 212Pb-labeled radiopharmaceuticals in 4Q 2024. We expect the capital expenditure associated with this capacity expansion to be a small portion of our total capital expenditures. With expanded capacity, the Somerset facility is well-positioned to meet current and future demand for our products across major cancer centers in the Northeastern U.S. Acquired in 1Q 2024, this facility was previously operated by Lantheus Holdings, Inc., and produced the FDA-approved radiopharmaceutical iobenguane I-131 for rare adrenal tumors.

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We are investing in equipment and modifications for the three buildings we acquired in 2024 located in the Houston, Texas, Chicago, Illinois, and Los Angeles, California, metropolitan areas. Upon completion, we intend to use the buildings for the manufacture of our product candidates.

In 3Q 2024, we ordered manufacturing equipment for the production of our radiopharmaceutical product candidates including, but not limited to, isotope processing hot cells and production suites and related equipment (collectively, the Deliverables) and services for installation and validation of the Deliverables at several of our production facilities in the United States. Production of these Deliverables has commenced.

Isotope supply: Our therapeutic isotope, 212Pb, naturally decays from 224Ra, which in turn naturally decays from 228Th. Our supply chain starts with the procurement of 228Th. Currently, we procure 228Th from the U.S. Department of Energy (DOE). In May 2025, we entered into a purchase order with the DOE under which the Company is committed to purchase additional 228Th from the DOE during 2025 and 2026.

We continue to expect the amount of 228Th available to us in connection with our relationship with the DOE to be sufficient to support our clinical trials in 2025 and 2026.

From time to time, we may make additional purchases of 228Th from the DOE, as we have done on several occasions in 2024 and 2025, to enable us to scale towards our long term production objectives.

Patent portfolio: Our patent portfolio was further strengthened in 1Q 2025 by the allowance of two patent applications on our key assets. The first patent application, allowed by the U.S. Patent and Trademark Office (USPTO), pertains to our wholly owned, proprietary technology for generation of 212Pb at scale. The full term of this patent (once issued) expires in August 2044. The second patent application, also allowed by the USPTO, pertains to the VMT-⍺-NET compound for which we have an exclusive license from the University of Iowa. The full term of this patent (once issued) expires in January 2041.

First Quarter 2025 Financial Summary

Cash, cash equivalents, and short-term investments as of March 31, 2025 were approximately $212 million as compared to $227 million as of December 31, 2024. Based on our current plans, which include advancing current clinical programs, progressing multiple pre-IND assets towards clinical trials, as well as building out regional manufacturing sites, we expect to have sufficient funding into late 2026.

In August 2024, we entered into a Controlled Equity OfferingSM Sales Agreement (2024 ATM Agreement) with Cantor Fitzgerald & Co. and RBC Capital Markets, LLC (each, an ATM Agent, and together, the ATM Agents) pursuant to which we, from time to time, may offer and sell shares (2024 ATM Shares) of our Common Stock, through or to the 2024 ATM Agents having an aggregate sales price of up to $250.0 million. In February 2025, we sold 3,379,377 shares of our common stock under the 2024 ATM Agreement at an average price of approximately $3.02 per common share, resulting in gross proceeds of approximately $10.2 million.

As of March 31, 2025, we had approximately 74.1 million shares of common stock, approximately 10.6 million warrants and options to purchase shares of common stock, and 146,425 pre-funded warrants outstanding.

We previously presented our results in two segments: Drug Operations and Brachytherapy. Due to the divestiture of our entire brachytherapy segment to GT Medical in April 2024, the operations of the brachytherapy segment have been classified as discontinued operations in our financial statements. The discussion below pertains to continuing operations unless otherwise noted.

Grant revenue for the quarters ended March 31, 2025 and 2024 was approximately $0.3 million. Grant revenue is derived from our work with the National Institutes of Health.

Research and development expenses were $14.3 million for the quarter ended March 31, 2025, compared to $7.5 million for the quarter ended March 31, 2024, an increase of approximately 92%. R&D expenses are supporting the clinical trials for our clinical development assets, manufacturing and CMC activities and our discovery efforts. Management believes that research and development expenses will continue to increase as we continue to invest in the development of novel radiopharmaceuticals and expand our manufacturing capabilities.

General and administrative expenses were $7.8 million for the quarter ended March 31, 2025, compared to $5.9 million for the quarter ended March 31, 2024, an increase of approximately 33%. The increase in general and administrative expenses was primarily due to increased personnel costs, partially offset by decreased fees for professional services.

Total operating expenses for the quarter ended March 31, 2025 were $22.2 million, compared to $13.3 million for the same period in 2024, an increase of approximately 66%.

Net loss for the quarter ended March 31, 2025 was $18.2 million, or $0.25 loss per basic and diluted share, compared to a net loss of $12.3 million, or $0.25 per basic and diluted share, for the same period in 2024 after adjusting for the 1-for-10 reverse stock split effected on June 14, 2024. During the quarter, there was a net benefit of $2.3 million in net interest income and other expense. Additionally, we recognized $1.4 million of Deferred Income, which was received in 2024.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company that is pioneering advanced treatments for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging diagnostics that incorporate the same targeting moieties, which provides the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's melanoma (VMT01), neuroendocrine tumor (VMT-α-NET) and solid tumor (PSV359) programs are in Phase 1/2a imaging and therapy trials in the U.S. The Company is growing its regional network of drug product candidate finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready product candidates for clinical trials and commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “estimate,” “believe,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things, the Company's ability to pioneer advanced treatments for cancers throughout the body; the Company’s ability to bring new product candidates to patients through continued patient recruitment into its trials and expansion of U.S.-based manufacturing capabilities; the Company’s belief that cancer patients facing limited treatment options might benefit from one of its three clinical-stage, proprietary product candidates based on the Company’s next generation targeted radiopharmaceutical technology platform; the Company's belief that it will continue to advance and make progress with respect to its clinical-stage and preclinical proprietary radiopharmaceuticals; the Company's belief that it will have multiple clinical updates through mid-2026 and beyond; the Company’s plans to expand its manufacturing facilities by scaling up manufacturing at existing facilities and building out recently acquired sites, while evaluating additional capacity expansion opportunities; the Company’s expectation that capital expenditures associated with its Somerset facility will be a small portion of the Company’s total capital expenditures; the Company’s expectation that capital expenditures associated with its investment in equipment and modifications for the three buildings it acquired in 2024 located in the Houston, Texas, Chicago, Illinois, and Los Angeles, California, metropolitan areas will be a majority of the Company’s total capital expenditures through 2026; the Company's expectation that its current cash, cash equivalents and short-term investments balance will be sufficient to fund its current planned operations and capital investments into late 2026; the potential for VMT01 to be administered as monotherapy or in combination with other agents and for the Company to explore different dose levels in connection with its VMT01 trial; the ability for PSV359 to target and deliver 212Pb to tumor sites expressing fibroblast activation protein-α, or FAP-α, associated with a variety of solid tumors; the potential for PSV359 to demonstrate improved levels of target engagement and uptake in tumors and reduced retention in healthy tissues that may result in a desirable therapeutic index; the Company’s ability to prepare multiple novel assets for first-in-human imaging as a de-risking step for potential therapeutic benefit in 2025; the ability of those novel assets to meet the Company’s criteria for further development and pre-IND filing activities; the Company’s belief that its Somerset facility is well-positioned to meet growing clinical trial and future commercial demands across major cancer centers in the Northeastern U.S.; the Company’s plans to use its facilities in the Houston, Texas, Chicago, Illinois and Los Angeles, California metropolitan areas to manufacture its program candidates, and to support growing clinical trials and future commercial demands; the Company’s belief that its research and development expenses will continue to increase and that it will continue to invest in the development of novel radiopharmaceutical drugs and product candidates and expand its manufacturing capabilities; the ability of the Company’s proprietary technology using the alpha-emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties; the sufficiency of the 228Th available to the Company under its agreements with the DOE to support its clinical trials in 2025 and 2026 and its ability to enter into additional purchase orders with the DOE for 228Th; the Company's expectations that it will not experience any material incremental tariff-related cost impacts in 2025; the Company's prediction that complementary imaging diagnostics that incorporate the same targeting moieties provides the opportunity to personalize treatment and optimize patient outcomes; the Company's expectation that its “theranostic” approach enables the ability to see specific tumors and then treat them to potentially improve efficacy and minimize toxicity; the Company’s ability to grow its regional network of drug product candidate finishing facilities, enabled by its proprietary 212Pb generator, to deliver patient-ready product candidates for clinical trials and commercial operations; the Company's ability to obtain precursor isotopes and deploy a proprietary 212Pb generator to extract sufficient quantities of key isotopes for its clinical trial and commercial operations; the Company's clinical development plans and the expected timing thereof; the expected timing for availability and release of data, including from Company-sponsored trials and investigator-initiated trials; expectations regarding the potential market opportunities for the Company's product candidates; the potential functionality, capabilities and benefits of the Company's product candidates and the potential application of these product candidates for other disease indications; the Company's expectations, beliefs, intentions, and strategies regarding the future; the Company's intentions to improve important aspects of care in cancer treatment; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation, the potential that regulatory authorities may not grant or may delay approval for the Company's product candidates; uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the potential impact of changes and disruptions at the FDA, including a reduction in the FDA’s workforce and/or decreased funding for the FDA, on our business; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory authorities may affect the design, initiation, timing, continuation, and/or progress of clinical trials or result in the need for additional clinical trials; the Company's ability to obtain and maintain regulatory approval for the Company's product candidates; delays, interruptions, or failures in the manufacture and supply of the Company's product candidates; the size and growth potential of the markets for the Company's product candidates, and the Company's ability to service those markets; the Company's cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; uncertainties regarding the Company's expectations, projections, and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the Company's ability to obtain additional funding to support its clinical development programs; the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of its product candidates; the ability of the Company to manage growth; the Company's ability to maintain its key employees; the Company’s ability to build out its manufacturing facilities and satisfy manufacturing-related regulatory requirements; sufficient training and use of the Company's products and product candidates; the market acceptance and recognition of the Company's programs and program candidates; the Company's ability to maintain and enforce its intellectual property rights; the Company's ability to maintain its therapeutic isotope supply agreement with the Department of Energy; the Company's ability to continue to comply with the procedures and regulatory requirements mandated by the FDA for additional trials, Phase 1 and 2 approvals, and Fast Track approvals; the potential impact of U.S. and international trade policies, including tariffs, on our costs for supplies, equipment and materials used in the development and production of our targeted alpha therapy drug product candidates; and any changes in applicable laws and regulations. Other factors that may cause the Company's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the SEC), in the Company's other filings with the SEC, and in the Company's future reports to be filed with the SEC and available at www.sec.gov.

Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR:

Annie J. Cheng, CFA

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson

PerspectiveIR@russopr.com

Perspective Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except shares and par value data)

	March 31,	December 31,
	2025	2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$44,406	$61,580
Short-term investments	167,296	165,336
Accounts receivable, net of allowance for doubtful accounts: 2025 - $543; 2024 - $543	78	116
Prepaid expenses and other current assets	3,962	4,128
Total current assets	215,742	231,160
Noncurrent assets:
Property and equipment, net	61,247	57,321
Right-of-use asset, net	1,994	2,215
Intangible assets, in-process research and development	50,000	50,000
Other assets, net	366	405
Total assets	$329,349	$341,101

LIABILITIES AND STOCKHOLDERSʼ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$8,734	$10,343
Lease liability	980	957
Accrued personnel expenses	2,912	5,478
Note payable	53	52
Deferred Income	-	1,400
Total current liabilities	12,679	18,230
Noncurrent liabilities:
Lease liability, net of current portion	1,174	1,428
Note payable, net of current portion	1,611	1,625
Deferred Income, net of current portion	26,600	26,600
Deferred tax liability	2,495	2,495
Other noncurrent liabilities	145	55
Total liabilities	44,704	50,433

Commitments and contingencies

Stockholdersʼ equity:
Preferred stock: $0.001 par value; 7,000,000 shares authorized; 5,000,000 designated Series B convertible; no shares issued	-	-
Common stock: $0.001 par value; authorized 750,000,000 shares; issued 74,050,841 and 70,671,464 shares	73	70
Additional paid-in capital	534,449	522,368
Accumulated other comprehensive income (loss)	19	(51)
Accumulated deficit	(249,896)	(231,719)
Total stockholdersʼ equity	284,645	290,668

Total liabilities and stockholdersʼ equity	$329,349	$341,101

Perspective Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Dollars and shares in thousands, except for per-share amounts)

	Three Months Ended March 31,
	2025	2024

Grant revenue	$342	$325

Operating expenses:
Research and development	14,332	7,452
General and administrative	7,842	5,878
Total operating expenses	22,174	13,330

Operating loss	(21,832)	(13,005)

Non-operating income (expense):
Interest income	2,384	1,211
Interest and other expense	(128)	(29)
Other income from a related party	1,400	-
Equity in loss of affiliate	(1)	(2)
Total non-operating income, net	3,655	1,180

Net loss from continuing operations	(18,177)	(11,825)
Net loss from discontinued operations	-	(459)
Net loss	$(18,177)	$(12,284)

Basic and diluted loss per share:
Loss from continuing operations[1]	$(0.25)	$(0.24)
Loss from discontinued operations[1]	-	(0.01)
Basic and diluted loss per share[1]	$(0.25)	$(0.25)

Weighted average shares used in computing net loss per share:
Basic and diluted[1]	72,357	49,510

Unrealized income on available-for-sale securities	$70	$-
Comprehensive loss	$(18,107)	$(12,284)

1. Amounts for prior periods presented have been retroactively adjusted to reflect the 1-for-10 reverse stock split effected on June 14, 2024.